Framework for the 2011 Annual Executive Long Term Incentive Plan

The 2011 annual executive long term incentive plan has the following elements:

Participants:                      Malcolm Appelbaum and Stephen Lebowitz

Terms of incentive calculation:

1.
(A)  The incentive amount for Malcolm Appelbaum is calculated as the sum of (a) 0.2631% of “modified EBITDA” and (b) 0.0658% of “modified free cash flow” (using the same definitions as used in the 2009 plan) after the sum of 80% of the modified EBITDA plus 20% of the modified free cash flow exceeds $48,000,000.

(B)  The incentive amount for Stephen Lebowitz is calculated as the sum of (a) 0.2229% of “modified EBITDA” and (b) 0.0557% of “modified free cash flow” after the sum of 80% of the modified EBITDA plus 20% of the modified free cash flow exceeds $38,500,000.
A detailed description of modified EBITDA and modified free cash flow are set forth in Exhibit A.  (For avoidance of doubt, the percentages of modified EBITDA and of modified free cash flow are intended to be calculated based upon only 80 percent of the modified EBITDA plus 20 percent of the modified free cash flow recorded in excess of the specified threshold and will not include any amount based upon 80 percent of the modified EBITDA and 20 percent of the modified free cash flow recorded prior to the total reaching the specified threshold.)
2.	All calculations under the Plan are to be based upon the results for the calendar year, starting with the calendar year ending December 31, 2011.
3.	The results of acquisitions will be included in making the calculations of modified EBITDA and modified free cash flow.
4.
“One time costs” will be excluded in making the calculations of modified EBITDA and modified free cash flow. The definition of one-time costs is set forth in Exhibit B.  The Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition.

5.	The incentive amount for Malcolm Appelbaum is capped at $500,000, and the incentive amount for Stephen Lebowitz is capped at $450,000

Payout terms:

1.	Payouts will be made in Restricted Stock Units (RSUs) that settle in cash and proportionally vest over three years but are not paid out until the end of the third year.

Other terms:

1.
The accrual of any incentive amount is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA (including the appropriate bonus accrual) for the calendar year by average Committed Capital exceed 0.2. A detailed description of “Committed Capital” is set forth in Exhibit A.  Average Committed Capital will be calculated as the 13 point monthly average of Committed Capital for the calendar year, starting with Committed Capital as of 12/31/2010. Committed Capital will exclude the impact of one-time costs defined in Exhibit B. The Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition.

2.	The Committee may exercise negative judgment as noted below in Framework for relative performance measures attached as Exhibit C.

3.
The Plan includes a claw back provision which provides that if the Board determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the Compensation Committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information, and if so, to what extent “covered payments” should be returned to the company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include incentives paid to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

4.      The plan design is intended to comply with 162(m) requirements.

5.
The 2010 Annual Executive Bonus Plan for the chief financial officer and chief legal officer is concurrently being amended to provide that, effective for calendar year 2011 and thereafter, all awards under that plan, which previously were to be paid in cash and restricted stock units, will be paid solely in cash and will not be deferred.

Exhibit A

Definitions of modified EBITDA, modified free cash flow and committed capital modified EBITDA for the year is calculated as follows:

Net income plus provision for income taxes, net interest expense and depreciation and amortization equals EBITDA.  EBITDA plus non-cash share based compensation, executive bonus accrual and other non-recurring adjustments equals modified EBITDA.

modified free cash flow for the year is calculated as follows:

modified EBITDA less capital expenditures, cash interest paid, change in working capital and scheduled principal payments on term debt plus interest income and other non-recurring adjustments not considered in modified EBITDA equals modified free cash flow.

Committed Capital for the year is calculated as follows:

short-term debt plus long term debt plus stockholder equity less cash and cash equivalents equals Committed Capital

(example calculations are attached to the original plan document)

Exhibit B

Definition of one-time costs

Items defined by GAAP:

•	Restructuring charges
•	Non-recurring items
•	Impairment charges

Items specified below:

•	Start-up or shut down expenses for plants or business lines
•	Transaction expenses related to acquisitions or dispositions
•	Inventory write-offs
•	Penalties or charges related to prior periods (i.e. Argentine power penalty in 2009)
•	Litigation awards, charges or professional fees related to litigation or threatened litigation
•	Fixed asset write-offs

Exhibit C

Framework for relative performance measures

The following relative performance measures, among others will be used by the Compensation Committee to determine if and how much of a reduction should be applied to the 2011 annual long term incentive plan. It is expected the Committee will examine relative performance quarterly.

Relative performance will be measured against the following:
1.	Peer Group
2.	Reference Group
3.	S&P Small Cap Index
4.	S&P Metals Index
5.	The Committee may add other “groups” or delete “groups” at any time, including after the plan period, but before a final decision on awards is made.

Relative performance measures may include and may not be limited to those below.
1.	TSR
2.	ROE
3.	Net operating profit after tax (NOPAT)/Committed Capital (CC)
4.	EBITDA growth
5.	NOPAT growth
6.	The Committee may add other performance measures or delete performance measures at any time, including after the plan period, but before a final decision on awards is made.
7.	The Committee may adjust any measure in its judgment to insure a valid comparison.

Possible actions based on relative performance

First quartile – No haircut
Second quartile – In concept, a reduction of 25% to 50%; 25% if performance is close to the first quartile, 50% if close to the median.
Third quartile – In concept, a reduction of 50% if close to the median, 75% if close to the fourth quartile.
Fourth quartile – Significant reduction and possibly no award.

The Committee will work with the Company when performing it analysis. The Committee ultimately will use its judgment and may weight some measures more heavily than others. The Committee will communicate its conclusions to the Board and request that the Board support the Committee’s conclusions.